News Release
For Immediate Release

Company Contact:
Jack Collins, Investor Relations
Phone: (405) 702-7460
Website: www.qrcp.net

Quest Resource Corp. to Present at IPAA Oil & Gas Investment Symposium

OKLAHOMA CITY – April 7, 2008 – Quest Resource Corporation (NASDAQ: QRCP) announced today that Jerry D. Cash, Chairman and CEO, will be presenting at the IPAA Oil & Gas Investment Symposium in New York, New York on Wednesday, April 9, 2008 at 11:20 a.m. ET.

Interested parties can access the presentation and link to the live webcast on the company’s website at www.qrcp.net. A replay and copy of the presentation will be available on the website for at least 30 days following the event.

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. (NASDAQ: QELP) was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.